EXHIBIT A

                          JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated August 7, 2006 (including amendments thereto) with respect to the Common Stock of Dynex Capital, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.


Dated:	March 9, 2010

WESTERN INVESTMENT LLC

By: /s/ Arthur D. Lipson, Managing Member


WESTERN INVESTMENT HEDGED PARTNERS LP
By: Western Investment LLC,
    its General Partner

By: /s/ Arthur D. Lipson, Managing Member


WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
By: Western Investment LLC,
    its Managing Member

By: /s/ Arthur D. Lipson, Managing Member


WESTERN INVESTMENT TOTAL RETURN PARTNERS LP
By: Western Investment LLC,
    its General Partner

By: /s/ Arthur D. Lipson, Managing Member


   /s/ Arthur D. Lipson
      ARTHUR D. LIPSON